Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
The Jones Group Inc.
New York, New York
We hereby consent to the incorporation by reference in the Registration Statement on Form S-3 ASR (No. 333-166566) of The Jones Group Inc. of our reports dated February 11, 2011, relating to the consolidated financial statements, the effectiveness of internal control over financial reporting and schedule of The Jones Group Inc. and subsidiaries appearing in The Jones Group Inc.’s Annual Report on Form 10-K for the year ended December 31, 2010.
We also consent to the reference to us under the caption “Experts” in such Registration Statement.

/s/ BDO USA, LLP

New York, New York
February 28, 2011